UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2024

FOSSIL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41040	75-2018505
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

901 S. Central Expressway Richardson, Texas (Address of principal executive offices)	75080 (Zip Code)

Registrant’s telephone number, including area code: (972) 234-2525

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Ticker Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	FOSL	The Nasdaq Stock Market LLC
7.00% Senior Notes due 2026	FOSLL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐    Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02	Results of Operations and Financial Condition.

On March 13, 2024, Fossil Group, Inc. (the “Company”) issued a press release announcing financial results for the fiscal year ended December 30, 2023. A copy of the press release is attached hereto as Exhibit 99.1.

The information in Item 2.02 of this Current Report and the accompanying Exhibit 99.1 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to Item 2.02 of this Current Report in such a filing.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition and Board Appointment

On March 13, 2024, the Company announced that Kosta N. Kartsotis is stepping down from his position as Chief Executive Officer and a member of the Board of Directors (the “Board”), effective immediately. To ensure a seamless transition, Mr. Kartsotis will remain with the Company in a transitional role through September 12, 2024 and, thereafter, will provide consulting services to the Company through September 13, 2025. Mr. Kartsotis’ departure was not the result of any disagreement with the Company on any matter relating to the Company’s financial statements, internal controls, operations, policies, or practices.

In connection with Mr. Kartsotis’ departure, the Board has appointed Jeffrey N. Boyer as interim Chief Executive Officer (“Interim CEO”) and as a member of the Board and appointed Kevin Mansell as Chairman of the Board, each effective as of March 13, 2024. Immediately prior to these appointments, Mr. Boyer served as the Company’s Executive Vice President and Chief Operating Officer, and Mr. Mansell served as the Company’s Lead Independent Director. The Board has retained an executive search firm and will consider both internal and external candidates as part of its process to identify a permanent CEO.

Biographical information regarding Mr. Boyer, age 65, is contained in and incorporated herein by reference from the Company’s definitive proxy statement filed with the Securities and Exchange Commission (the “SEC”) on April 12, 2023. There are no arrangements or understandings between Mr. Boyer and any other persons pursuant to which he was appointed as the Interim CEO or as a director. There are also no family relationships between Mr. Boyer and any director or executive officer of the Company, and Mr. Boyer has no direct or indirect material interest in any related party transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Boyer will not receive any additional compensation for his service on the Board and will not serve on any committees of the Board.

Effective March 13, 2024, the Company entered into Consulting Agreement with Mr. Kartsotis pursuant to which Mr. Kartsotis will provide consulting services to the Company from September 13, 2024 to September 13, 2025. Pursuant to the Consulting Agreement, Mr. Kartsotis will receive a monthly consulting fee of $91,667. The Consulting Agreement contains customary protections regarding confidentiality, intellectual property, non-usurpation and non-disparagement.

The forgoing summary of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On March 13, 2024, the Company issued a press release, a copy of which is furnished as Exhibit 99.2 hereto, announcing the matters described in Item 5.02 above.

The information in Item 7.01 of this Current Report and the accompanying Exhibit 99.2 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference to Item 7.01 of this Current Report in such a filing.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Consulting Agreement, dated March 13, 2024, by and between Fossil Group, Inc. and Kosta N. Kartsotis.

99.1	Press Release, dated March 13, 2024, announcing financial results for the fiscal year ended December 30, 2023.

99.2	Press Release, dated March 13, 2024, announcing management and Board changes.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 13, 2024

FOSSIL GROUP, INC.

	By:	/s/ SUNIL M. DOSHI
	Name:	Sunil M. Doshi
	Title:	Executive Vice President, Chief Financial Officer and Treasurer